Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Eileen VanEss

Central Garden & Pet Company

925.948.3686

CENTRAL GARDEN & PET BOARD ANNOUNCES ELECTION OF JOHN

RANELLI TO THE BOARD OF DIRECTORS

WALNUT CREEK, CALIFORNIA, April 21, 2010 — Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”) announced today the election of John Ranelli to the Board of Directors.

William E. Brown, Central’s Chairman and Chief Executive Officer, commented, “I am very pleased to welcome John Ranelli to Central’s Board. John’s leadership skills and deep experience in the consumer products industry make him an ideal fit for our Board. I look forward to working with him as do each of our other Directors.”

From 2007 to 2008, Mr. Ranelli was CEO and president of Mikasa, Inc., a multi-brand global dinnerware and crystal and home accessories company. From 1999 to 2006, he served as chairman, CEO and president of FGX International, a multi-brand, multi-channel, global optical and jewelry company. Previously he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Deckers Outdoor Corporation (TEVA/UGG), Amscan, Inc. (Party City/Party America) and GNC Corp.

Mr. Ranelli was a submarine officer in the United States Navy and is a Fulbright Scholar. He holds an MBA from the Amos Tuck School, Dartmouth College and a BA from the College of the Holy Cross, completing his Junior Year Abroad at Universita Loyola in Rome, Italy.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ’N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ , NYLABONE®, FOUR PAWS®, PINNACLE® and AVODENN®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to Central’s SEC filings, please visit Central’s website at www.central.com.

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